EXHIBIT 23(a)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 Amendment No. 2 of our report dated March 16, 2005 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in UniSource Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Los Angeles, California
September 22, 2005